Exhibit 99.1

Flux Power Reports Fiscal Year 2026 Second Quarter Financial Results

Vista, CA — February 12, 2026 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a leading developer of advanced lithium-ion energy storage solutions and software-driven electrification for commercial and industrial equipment, today reported financial and operational results for the 2026 fiscal second quarter ended December 31, 2025.

Second Quarter and Recent Business Highlights

●	Increased revenue 7.2% sequentially to $14.1 million
●	Achieved positive GAAP net income for the first time in its history
●	Secured more than $3.6 million in additional purchase orders to support a long-standing airline customer
●	Awarded U.S. Patent for determining the State of Health (SoH) of a battery pack, which uses advanced algorithms for predictive diagnostics to extend the overall battery lifespan
●	Introduced next-gen telematics hardware SkyLNK device with significant advancements that deliver a competitive advantage with 4x more sensors and new machine learning capabilities
●	Added AI driven Intelligent Alerting to SkyEMS, improving the customer experience and potential fleet uptime by 10 to 30%
●	Released new Mobile UI that enables on-the-go monitoring and faster decision-making driving greater uptime and possible productivity improvements between 15 to 40%
●	Strengthened sales leadership with a new Director of OEM Business Development with more than 20 years of material handling experience

CEO Commentary

“Our second quarter results reflected evidence of the continued progress on our strategic initiatives of implementing operational efficiencies and achieving profitability for the first time in the Company’s history,” said Krishna Vanka, Flux Power’s CEO. “Revenue increased sequentially as orders rebounded after a pause last quarter due to tariffs and pricing. Notably, we reduced core operating expenses approximately 31% sequentially, excluding the benefit from an accrual reversal, as a result of our implemented cost reductions. We also increased gross margin 610 basis points from the prior quarter, collectively contributing to our achievement of GAAP profitability.

“Additionally, we made further progress on our initiatives to build the right products and expand our software offerings with the introduction of our next-generation telematics hardware device called SkyLNK, a new mobile user interface for SkyEMS, as well as getting a full patent for our State of Health technology. Our commitment to provide complete solutions to our customers and align our offerings to meet their specific needs remains a top priority for the Flux Power team.

“While I am pleased with the progress we made in the quarter, especially as it relates to our reduced cost structure and profitability, we are approaching our fiscal third quarter with the expectation of a sequential decline in revenues as we navigate prevailing uncertainty related to tariff changes and dynamic customer order patterns. Despite this limited near-term visibility, we remain focused on executing our strategic initiatives and the transformation of our business toward driving future growth.”

Second Quarter Fiscal 2026 Financial Results

Revenue for the second fiscal quarter of 2026 rose 7.2% to $14.1 million from $13.2 million in the prior quarter. Gross profit for the second fiscal quarter of 2026 was $4.9 million, or 34.7% of revenue, compared to $3.8 million, or 28.6% of revenue, in the prior quarter.

Operating expenses for the second quarter were $4.1 million, compared to $5.9 million in the prior quarter. The significant reduction in operating expenses is largely due to previously implemented cost reduction actions as well as an approximately $0.5 million benefit related to a reversal of accrued employee bonus awards.

Operating income for the second quarter was $0.8 million, compared to an operating loss of $2.2 million in the prior quarter. Excluding costs associated with the multi-year restatement of previously issued financial statements and stock-based compensation, second quarter non-GAAP operating income was $1.2 million, compared to a non-GAAP operating loss of $1.7 million in the prior quarter.

Net income for the second quarter was $0.6 million, or $0.03 per share, compared to a net loss of $2.6 million, or ($0.15) per share, in the prior quarter. On a non-GAAP basis, second quarter net income was $1.0 million, or $0.04 per fully diluted share, which excludes the above-referenced costs, compared to a net loss of $2.0 million, or ($0.12) per share, in the prior quarter.

Adjusted EBITDA for the second quarter was $1.5 million, compared to an adjusted EBITDA loss of $1.4 million in the prior period.

Balance Sheet

Cash as of December 31, 2025 was $0.9 million compared to $1.3 million as of June 30, 2025. Additional sources of working capital include a revolving line of credit under a $16.0 million credit facility with Gibraltar Business Capital (“Gibraltar”). The current borrowing capacity under the Gibraltar line of credit is subject to available collateral as defined by the credit agreement and satisfaction of certain financial covenants.

Conference Call

Flux Power will host a conference call on Thursday, February 12, 2026 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time to discuss its fiscal second quarter 2026 financial results. To access the call, please use the following information:

Date: Thursday, February 12, 2026

Time: 1:30 p.m. Pacific Time | 4:30 p.m. Eastern Time

Toll-free dial-in number: 1-833-630-1956

International dial-in number: +1-412-317-1837

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the News & Events section of the Company’s Investor Relations website.

For those unable to participate during the live broadcast of the conference call, a telephone replay will be available approximately two hours after the conference call and accessible through February 19, 2026. The replay dial-in number is 1-855-669-9658, and the access code 9780783. International callers should dial +1-412-317-0088 and enter the same pass code. Additionally, a replay of the webcast will be available on Flux’s Investor Relations website for approximately 90 days.

About Flux Power

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling and airport ground support equipment (GSE). Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Accordingly, statements are not guarantees of future results. Some of the important factors that could cause Flux Power’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: risks and uncertainties, related to Flux Power’s business, results and financial condition; plans and expectations with respect to access to capital and outstanding indebtedness; Flux Power’s ability to comply with the terms of the existing credit facilities to obtain the necessary capital from such credit facilities; Flux Power’s ability to raise capital; Flux Power’s ability to continue as a going concern. Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis; the development and success of new products, projected sales, cancellation of purchase orders, deferral of shipments, Flux Power’s ability to improve its gross margins, or achieve breakeven cash flow or profitability, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and changes in pricing. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2025	2024	2025	2024
Revenues	$14,121,000	$16,830,000	$27,296,000	$32,955,000
Cost of sales	9,226,000	11,367,000	18,636,000	22,274,000

Gross profit	4,895,000	5,463,000	8,660,000	10,681,000

Operating expenses:
Selling and administrative	3,564,000	5,985,000	8,470,000	11,100,000
Research and development	536,000	957,000	1,573,000	2,272,000
Total operating expenses	4,100,000	6,942,000	10,043,000	13,372,000

Operating income (loss)	795,000	(1,479,000)	(1,383,000)	(2,691,000)

Interest income (expense), net	(194,000)	(408,000)	(578,000)	(865,000)

Net income (loss)	$601,000	$(1,887,000)	$(1,961,000)	$(3,556,000)

Net income (loss) per share - basic	$0.03	$(0.11)	$(0.11)	$(0.21)
Net income (loss) per share - diluted	$0.03	$(0.11)	$(0.11)	$(0.21)

Weighted average number of common shares outstanding - basic	19,686,961	16,682,465	18,261,330	16,682,465
Weighted average number of common shares outstanding - diluted	22,858,593	16,682,465	18,261,330	16,682,465

FLUX POWER HOLDINGS, INC.

NON-GAAP NET INCOME (LOSS) ADJUSTMENTS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2025	2024	2025	2024
Net income (loss)	$601,000	$(1,887,000)	$(1,961,000)	$(3,556,000)

Non-GAAP adjustments to net income (loss):
Stock-based compensation	285,000	278,000	494,000	625,000
Restatement and related costs	132,000	1,081,000	442,000	1,322,000
Total Non-GAAP adjustments	417,000	1,359,000	936,000	1,947,000

Non-GAAP net income (loss)	$1,018,000	$(528,000)	(1,025,000)	(1,609,000)
Non-GAAP net income (loss) per share - basic	$0.05	$(0.03)	$(0.06)	$(0.10)
Non-GAAP net income (loss) per share - diluted	$0.04	$(0.03)	$(0.06)	$(0.10)

FLUX POWER HOLDINGS, INC.

NON-GAAP OPERATING INCOME (LOSS) ADJUSTMENTS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2025	2024	2025	2024
Operating income (loss)	$795,000	$(1,479,000)	$(1,961,000)	$(3,556,000)

Non-GAAP adjustments to operating income (loss):
Stock-based compensation	285,000	278,000	494,000	625,000
Restatement and related costs	132,000	1,081,000	442,000	1,322,000
Total Non-GAAP adjustments	417,000	1,359,000	936,000	1,947,000

Non-GAAP operating income (loss)	$1,212,000	$(120,000)	$(1,025,000)	$(1,609,000)

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2025	2025
ASSETS

Current assets:
Cash	$928,000	$1,334,000
Accounts receivable, net of allowance for credit losses of $44,000 and $68,000 at December 31, 2025 and June 30, 2025, respectively	8,506,000	11,374,000
Inventories, net	15,705,000	17,231,000
Other current assets	2,486,000	1,865,000
Total current assets	27,625,000	31,804,000

Right of use assets, net	973,000	1,275,000
Property, plant and equipment, net	1,419,000	1,554,000
Other assets	95,000	119,000

Total assets	$30,112,000	$34,752,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$10,194,000	$16,295,000
Accrued expenses	6,019,000	7,058,000
Line of credit	4,740,000	13,627,000
Subordinated debt	–	1,000,000
Deferred revenue	141,000	459,000
Customer deposits	56,000	38,000
Finance leases payable, current portion	122,000	80,000
Office leases payable, current portion	814,000	815,000
Accrued interest	40,000	246,000
Total current liabilities	22,126,000	39,618,000

Long term liabilities:
Finance leases payable, less current portion	26,000	32,000
Office leases payable, less current portion	101,000	506,000
Deferred revenue, less current portion	323,000	–

Total liabilities	22,576,000	40,156,000

Commitments and contingencies (Note 9)

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 3,000,000 and 500,000 shares authorized at December 31, 2025 and June 30, 2025, respectively; none issued and outstanding	–	–
Common stock, $0.001 par value; 75,000,000 shares authorized; 21,340,135 and 16,835,698 shares issued and outstanding at December 31, 2025 and June 30, 2025, respectively	21,000	17,000
Additional paid-in capital	115,862,000	100,965,000
Accumulated deficit	(108,347,000)	(106,386,000)
Total stockholders’ equity (deficit)	7,536,000	(5,404,000)
Total liabilities and stockholders’ equity (deficit)	$30,112,000	$34,752,000

FLUX POWER HOLDINGS, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2025	2024	2025	2024
Net income (loss)	$601,000	$(1,887,000)	$(1,961,000)	$(3,556,000)
Add/Subtract:
Interest, net	194,000	408,000	578,000	865,000
Income tax provision	-	-	-	-
Depreciation and amortization	251,000	250,000	502,000	502,000
EBITDA	1,046,000	(1,229,000)	(881,000)	(2,189,000)
Add/Subtract:
Restatement and related costs	132,000	1,081,000	442,000	1,322,000
Stock-based compensation	285,000	278,000	494,000	625,000
Adjusted EBITDA	$1,463,000	$130,000	$55,000	$(242,000)

Contacts

Media:

media@fluxpower.com

info@fluxpower.com

External Investor Relations:

Leanne Sievers | Joel Achramowicz

Shelton Group

flux-ir@sheltongroup.com